Exhibit 99.1

Polaris Fourth Quarter & Full Year 2019 Results

Fourth Quarter & Full Year 2019 Highlights

Fourth quarter reported and adjusted sales increased 7% to $1,736 million

Fourth quarter reported net income was $1.58 per diluted share; adjusted net income for the same period was $1.83 per diluted share

Full year reported and adjusted sales increased 12% to $6,783 million

Full year 2019 reported net income was $5.20 per diluted share; adjusted net income for the same period was $6.32 per diluted share, exceeding the high-end of previously issued guidance

North American retail sales increased 2% for the quarter compared to last year; ORV N.A. retail sales were up low-single digits percent, Indian motorcycles retail sales were up low-single digits percent

Polaris announced full year 2020 sales and adjusted earnings guidance with full year sales growth in the range of 2% to 4% over the prior year and full year adjusted earnings in the range of $6.80 to $7.05 per diluted share.

MINNEAPOLIS--(BUSINESS WIRE)--January 28, 2020--Polaris Industries Inc. (NYSE: PII):

Key Financial Data

(in thousands, except per share data)
INCOME STATEMENT - Q4 December 31, 2019	Reported	YOY % Chg.	Adjusted*	YOY % Chg.
Sales	$1,735,866	7%	$1,735,866	7%
Net income attributable to Polaris	$98,931	8%	$114,858	1%
Diluted EPS	$1.58	7%	$1.83	—%

BALANCE SHEET - December 31, 2019	Reported	YOY % Chg.
Cash and cash equivalents	$157,064	(3)%
Inventories, net	$1,121,111	16%
Total debt, finance lease obligations and notes payable	$1,693,509	(14)%
Shareholders' equity	$1,107,999	28%

CASH FLOW - YTD December 31, 2019	Reported	YOY % Chg.
Net cash provided by operating activities	$655,036	37%
Purchase of property & equipment	$251,374	12%
Repurchase and retirement of common shares	$8,378	(98)%
Cash dividends to shareholders	$149,101	—%

*Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP / non-GAAP measures can be found at the end of this release.

CEO Commentary

"We ended the year with positive fourth quarter retail momentum in both Off-Road Vehicles and Motorcycles, supporting strong full year, broad-based sales growth of 12 percent. While TAP grew modestly in the fourth quarter, non-TAP Parts, Garments and Accessories (PG&A) and aftermarket sales stole the show, eclipsing $1 billion for the first time in 2019. Our recent leadership changes were made to spur both tactical and strategic growth, and the 37 percent increase in Indian Motorcycle sales in the fourth quarter, driven largely by the Indian Challenger, demonstrates what is possible as Mike Dougherty takes over that important segment. Steve Menneto is aggressively moving to accelerate retail performance in Off-Road Vehicles and Snowmobiles, building off a strong year of financial performance in our largest business. In 2019, we delivered strong operational performance across Polaris, especially productivity and delivery, and we expect further gains to create value for customers and shareholders in the year ahead. Our commitment to being a customer-centric highly profitable growth company is unwavering, and I am extremely confident in this Polaris team to deliver on that promise."

-- Scott Wine, Chairman and Chief Executive Officer of Polaris Inc.

Fourth Quarter Performance Summary (Reported)

(in thousands, except per share data)	Three months ended December 31,
	2019	2018	Change
Sales	$1,735,866	$1,627,120	7%
Gross profit	423,344	391,273	8%
% of Sales	24.4%	24.0%	+34 bpts
Total operating expenses	307,693	271,776	13%
% of Sales	17.7%	16.7%	+102 bpts
Income from financial services	20,708	23,313	(11)%
% of Sales	1.2%	1.4%	-24 bpts
Operating income	136,359	142,810	(5)%
% of Sales	7.9%	8.8%	-92 bpts
Net income attributable to Polaris	98,931	91,474	8%
% of Sales	5.7%	5.6%	+8 bpts
Diluted net income per share	$1.58	$1.47	7%

Polaris Inc. (NYSE: PII) (the "Company") today released fourth quarter 2019 results with sales of $1,736 million on a reported and adjusted basis, up seven percent from reported and adjusted sales of $1,627 million for the fourth quarter of 2018. The Company reported fourth quarter 2019 net income of $99 million, or 1.58 per diluted share, compared with net income of $91 million, or 1.47 per diluted share, for the 2018 fourth quarter. Adjusted net income for the quarter ended December 31, 2019 was $115 million, or $1.83 per diluted share compared to $113 million, or $1.83 per diluted share in the 2018 fourth quarter.

Gross profit increased eight percent to $423 million for the fourth quarter of 2019 from $391 million in the fourth quarter of 2018. Reported gross profit margin was 24.4 percent of sales for the fourth quarter of 2019, up 34 basis points compared to 24.0 percent of sales for the fourth quarter of 2018. Adjusted gross profit for the fourth quarter 2019 was $428 million, or 24.7 percent of adjusted sales compared to the fourth quarter of 2018 adjusted gross profit of $394 million, or 24.2 percent of adjusted sales. Adjusted gross profit margins were up 42 basis points during the quarter. Adjusted gross profit for the fourth quarter of 2019 excludes the negative impact of $5 million of restructuring and realignment costs, and adjusted gross profit for the fourth quarter of 2018 excludes the negative impact of $3 million of restructuring and realignment costs.

Operating expenses increased 13 percent for the fourth quarter of 2019 to $308 million, or 17.7 percent of sales, from $272 million, or 16.7 percent of sales, in the same period in 2018. Operating expenses in dollars and as a percent of sales increased primarily due to ongoing investment in research and development and strategic projects.

Income from financial services was $21 million for the fourth quarter of 2019, down 11 percent compared with $23 million for the fourth quarter of 2018. The decrease was driven by lower retail credit income.

Non-Operating Expenses (Reported)

(in thousands)	Three months ended December 31,
	2019	2018	Change
Interest expense	$16,817	$19,880	(15)%
Equity in loss of other affiliates	$—	$3,676	NM
Other income, net	$(1,368)	$(396)	245%
Provision for income taxes	$21,955	$28,176	(22)%

NM = Not meaningful

Interest expense was $17 million for the fourth quarter of 2019 compared to $20 million for the same period last year due to lower debt levels.

Equity in loss of other affiliates was $0 for the fourth quarter of 2019 compared to $4 million for the same period last year due to the write-down of certain investments during the fourth quarter of 2018.

Other income, net, was $1 million in the fourth quarter of 2019 compared to $396 thousand in the fourth quarter of 2018. Other income is the result of foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries.

The provision for income taxes for the fourth quarter of 2019 was $22 million, or 18.2 percent of pretax income, compared with $28 million, or 23.5 percent of pretax income for the fourth quarter of 2018. The decrease in the effective income tax rate is primarily due to favorable adjustments taken on the 2018 federal income tax return related to foreign tax credits, as well as, favorable adjustments related to the 2018 state research and development credit carryforwards.

Product Segment Highlights (Reported)

(in thousands)	Sales			Gross Profit (Loss)
	Q4 2019	Q4 2018	Change	Q4 2019	Q4 2018	Change
Off-Road Vehicles / Snowmobiles	$1,139,890	$1,060,458	7%	$315,424	$282,495	12%
Motorcycles	$119,481	$87,361	37%	$(1,639)	$2,228	NM
Global Adjacent Markets	$120,372	$121,648	(1)%	$35,088	$33,063	6%
Aftermarket	$221,083	$212,318	4%	$49,229	$52,074	(5)%
Boats	$135,040	$145,335	(7)%	$25,637	$25,999	(1)%

NM = Not meaningful

Off-Road Vehicles (“ORV”) and Snowmobiles segment sales, including PG&A, totaled $1,140 million for the fourth quarter of 2019, up seven percent over $1,060 million for the fourth quarter of 2018 driven by growth in side-by-side sales. PG&A sales for ORV and Snowmobiles combined increased seven percent in the fourth quarter of 2019 compared to the fourth quarter last year. Gross profit increased 12 percent to $315 million in the fourth quarter of 2019, compared to $282 million in the fourth quarter of 2018. Gross profit percentage increased 103 basis points during the 2019 fourth quarter due to favorable product mix.

ORV wholegood sales for the fourth quarter of 2019 increased 13 percent, primarily driven by positive mix. Polaris North American ORV retail sales were up low-single digits percent for the quarter with side-by-side vehicles up low-single digits percent and ATV vehicles up mid-single digits percent. The North American ORV industry was up mid-single digits percent compared to the fourth quarter last year.

Snowmobile wholegood sales in the fourth quarter of 2019 were down 10 percent compared to the fourth quarter last year. Snowmobile sales growth was pressured by a challenging comparable in the prior year period, due to the timing of pre-season SnowCheck order shipments.

Motorcycles segment sales, including PG&A, totaled $119 million, up 37 percent compared to the fourth quarter of 2018, led by strong sales of Indian Motorcycles. Slingshot reported a sales decline during the quarter. Gross profit for the fourth quarter of 2019 was negative $2 million compared to $2 million in the fourth quarter of 2018. The decrease in gross profit was primarily due to increased promotions and higher warranty costs.

North American consumer retail sales for Polaris Indian motorcycles increased low-single digits percent during the fourth quarter of 2019 in a weak mid to heavy-weight two-wheel motorcycle industry that was down high-single digits percent. North American consumer retail sales for Polaris' motorcycle segment, including both Indian Motorcycles and Slingshot, decreased low-single digit percent during the fourth quarter of 2019, while the North American Motorcycle industry retail sales for mid to heavy-weight motorcycles including three-wheel vehicles, was down mid-single digits percent in the fourth quarter of 2019.

Global Adjacent Markets segment sales, including PG&A, decreased one percent to $120 million in the 2019 fourth quarter compared to $122 million in the 2018 fourth quarter primarily due to lower sales in the commercial, government and defense business. Gross profit increased six percent to $35 million or 29.1 percent of sales in the fourth quarter of 2019, compared to $33 million or 27.2 percent of sales in the fourth quarter of 2018, due to improved operational efficiency.

Aftermarket segment sales of $221 million in the 2019 fourth quarter increased four percent compared to $212 million in the 2018 fourth quarter. Transamerican Auto Parts (TAP) sales of $185 million in the fourth quarter of 2019 increased one percent compared to $183 million in the fourth quarter of 2018. The Company's other aftermarket brands increased sales by 22 percent. Gross profit decreased to $49 million in the fourth quarter of 2019, compared to $52 million in the fourth quarter of 2018 due to higher tariff costs.

Boats segment sales decreased seven percent to $135 million in the 2019 fourth quarter compared to $145 million in the 2018 fourth quarter primarily due to negative product mix and planned dealer inventory reductions. Gross profit decreased one percent to $26 million or 19.0 percent of sales in the fourth quarter of 2019, compared to $26 million or 17.9 percent of sales in the fourth quarter of 2018.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales increased seven percent for the 2019 fourth quarter driven primarily by growth in ORV, snowmobiles and global adjacent markets.

International sales to customers outside of North America, including PG&A, totaled $215 million for the fourth quarter of 2019, down one percent from the same period in 2018. The decrease was driven by negative currency rates.

Financial Position and Cash Flow

(in thousands)	Twelve months ended December 31,
	2019	2018	Change
Cash and cash equivalents	$157,064	$161,164	(3)%
Net cash provided by operating activities	$655,036	$477,112	37%
Repurchase and retirement of common shares	$8,378	$348,663	(98)%
Cash dividends to shareholders	$149,101	$149,032	—%
Acquisition of businesses	$1,800	$759,801	NM
Total debt, finance lease obligations and notes payable	$1,693,509	$1,962,570	(14)%
Debt to Total Capital Ratio	60%	69%

NM = Not meaningful

Net cash provided by operating activities was $655 million for the twelve months ended December 31, 2019, compared to $477 million for the same period in 2018. Total debt at December 31, 2019, including finance lease obligations and notes payable, was $1,694 million. The Company’s debt-to-total capital ratio was 60 percent at December 31, 2019 compared to 69 percent at December 31, 2018. Cash and cash equivalents were $157 million at December 31, 2019, down from $161 million at December 31, 2018.

2020 Business Outlook

The Company announced its sales and adjusted earnings guidance for the full year 2020. Sales are expected to increase in the range of 2 percent to 4 percent over 2019 adjusted sales of $6,783 million and adjusted net income is expected to be in the range of $6.80 to $7.05 per diluted share for the full year 2020 compared to adjusted net income of $6.32 per diluted share for 2019. While the negative impact of tariffs remains a significant headwind on an annualized basis, the year-over-year impact is expected to be minimal to the Company’s 2020 full year earnings guidance.

Non-GAAP Financial Measures

This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" sales, gross profit, income before taxes, net income and net income per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Earnings Conference Call and Webcast

Today at 9:00 AM (CT) Polaris Inc. will host a conference call and webcast to discuss the 2019 fourth quarter results released this morning. The call will be hosted by Scott Wine, Chairman and CEO; and Mike Speetzen, Executive Vice President and CFO. The earnings presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com. To listen to the conference call by phone, dial 1-877-883-0383 in the U.S., or 1-412-902-6506 internationally. The Conference ID is 1424755. A replay of the conference call will be available by accessing the same link on our website.

About Polaris

As the global leader in Powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. With annual 2019 sales of $6.8 billion, Polaris’ high-quality product line-up includes the Polaris RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; Sportsman® all-terrain off-road vehicles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; snowmobiles; and deck, cruiser and pontoon boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with parts, garments, and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. www.polaris.com

Forward-looking Statements

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2020 future sales, shipments, net income, and net income per share, future cash flows and capital requirements, operational initiatives, tariffs, currency fluctuations, interest rates, and commodity costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion and supply chain initiatives, product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; disruptions in manufacturing facilities; acquisition integration costs; product recalls, warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; freight and tariff costs (tariff relief or ability to mitigate tariffs); changes to international trade policies and agreements; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy; relationships with dealers and suppliers; and the general overall economic and political environment. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements. The data source for retail sales figures included in this release is registration information provided by Polaris dealers in North America compiled by the Company or Company estimates and other industry data sources. The Company must rely on information that its dealers supply concerning retail sales, and other retail sales data sources related to Polaris and the powersports industry, and this information is subject to revision. Retail sales references to total Company retail sales includes only ORV, snowmobiles and motorcycles in North America unless otherwise noted.

(summarized financial data follows)

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data) (Unaudited)
	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Sales	$1,735,866	$1,627,120	$6,782,518	$6,078,540
Cost of sales	1,312,522	1,235,847	5,133,736	4,577,340
Gross profit	423,344	391,273	1,648,782	1,501,200
Operating expenses:
Selling and marketing	139,486	122,278	559,107	491,773
Research and development	72,099	61,941	292,935	259,682
General and administrative	96,108	87,557	393,930	349,763
Total operating expenses	307,693	271,776	1,245,972	1,101,218
Income from financial services	20,708	23,313	80,861	87,430
Operating income	136,359	142,810	483,671	487,412
Non-operating expense:
Interest expense	16,817	19,880	77,589	56,967
Equity in loss of other affiliates	—	3,676	5,133	29,252
Other income, net	(1,368)	(396)	(6,851)	(28,056)
Income before income taxes	120,910	119,650	407,800	429,249
Provision for income taxes	21,955	28,176	83,916	93,992
Net income	98,955	91,474	323,884	335,257
Net (income) loss attributable to noncontrolling interest	(24)	—	76	—
Net income attributable to Polaris Inc.	$98,931	$91,474	$323,960	$335,257

Net income per share attributable to Polaris Inc. common shareholders:
Basic	$1.61	$1.49	$5.27	$5.36
Diluted	$1.58	$1.47	$5.20	$5.24
Weighted average shares outstanding:
Basic	61,564	61,370	61,437	62,513
Diluted	62,714	62,146	62,292	63,949

CONSOLIDATED BALANCE SHEETS
(In Thousands), (Unaudited)
	December 31, 2019	December 31, 2018

Assets
Current Assets:
Cash and cash equivalents	$157,064	$161,164
Trade receivables, net	190,430	197,082
Inventories, net	1,121,111	969,511
Prepaid expenses and other	125,908	121,472
Income taxes receivable	32,447	36,474
Total current assets	1,626,960	1,485,703
Property and equipment, net	899,809	843,122
Investment in finance affiliate	110,641	92,059
Deferred tax assets	93,282	87,474
Goodwill and other intangible assets, net	1,490,235	1,517,594
Operating lease assets	110,153	—
Other long-term assets	99,449	98,963
Total assets	$4,430,529	$4,124,915
Liabilities and Equity
Current Liabilities:
Current portion of debt, finance lease obligations and notes payable	$166,695	$66,543
Accounts payable	450,228	346,294
Accrued expenses:
Compensation	184,514	167,857
Warranties	136,184	121,824
Sales promotions and incentives	189,883	167,621
Dealer holdback	145,823	125,003
Other	213,892	197,687
Current operating lease liabilities	34,904	—
Income taxes payable	5,867	4,545
Total current liabilities	1,527,990	1,197,374
Long term income taxes payable	28,092	28,602
Finance lease obligations	14,814	16,140
Long-term debt	1,512,000	1,879,887
Deferred tax liabilities	3,952	6,490
Long-term operating lease liabilities	77,926	—
Other long-term liabilities	143,955	122,570
Total liabilities	$3,308,729	$3,251,063
Deferred compensation	13,598	6,837
Equity:
Total shareholders’ equity	1,107,999	866,736
Noncontrolling interest	203	279
Total equity	1,108,202	867,015
Total liabilities and equity	$4,430,529	$4,124,915

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands), (Unaudited)
	Twelve months ended December 31,
	2019	2018
Operating Activities:
Net income	$323,884	$335,257
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	234,513	211,036
Noncash compensation	74,962	63,966
Noncash income from financial services	(32,469)	(30,130)
Deferred income taxes	(9,484)	23,440
Impairment charges	3,558	24,263
Other, net	1,575	(8,489)
Changes in operating assets and liabilities:
Trade receivables	6,812	20,686
Inventories	(149,872)	(149,701)
Accounts payable	103,766	(984)
Accrued expenses	98,965	7,170
Income taxes payable/receivable	4,860	(4,490)
Prepaid expenses and other, net	(6,034)	(14,912)
Net cash provided by operating activities	655,036	477,112

Investing Activities:
Purchase of property and equipment	(251,374)	(225,414)
Investment in finance affiliate, net	13,887	26,836
Investment in other affiliates, net	—	(1,113)
Acquisition of businesses, net of cash acquired	(1,800)	(759,801)
Net cash used for investing activities	(239,287)	(959,492)

Financing Activities:
Borrowings under debt arrangements / finance lease obligations	3,368,853	3,553,237
Repayments under debt arrangements / finance lease obligations	(3,638,864)	(2,579,495)
Repurchase and retirement of common shares	(8,378)	(348,663)
Cash dividends to shareholders	(149,101)	(149,032)
Proceeds from stock issuances under employee plans	15,660	47,371
Net cash (used for) provided by financing activities	(411,830)	523,418
Impact of currency exchange rates on cash balances	(759)	(9,530)

Net increase in cash, cash equivalents and restricted cash	3,160	31,508
Cash, cash equivalents and restricted cash at beginning of period	193,126	161,618
Cash, cash equivalents and restricted cash at end of period	$196,286	$193,126

The following presents the classification of cash, cash equivalents and restricted cash within the consolidated balance sheets:
Cash and cash equivalents	$157,064	$161,164
Other long-term assets	39,222	31,962
Total	$196,286	$193,126

NON-GAAP RECONCILIATION OF RESULTS
(In Thousands, Except Per Share Data), (Unaudited)
	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Sales	$1,735,866	$1,627,120	$6,782,518	$6,078,540
Victory wind down (1)	—	(490)	—	823
Restructuring & realignment (3)	—	397	—	3,177
Adjusted sales	1,735,866	1,627,027	6,782,518	6,082,540

Gross profit	423,344	391,273	1,648,782	1,501,200
Victory wind down (1)	—	(377)	—	40
Acquisition-related costs (2)	—	—	—	3,130
Restructuring & realignment (3)	4,693	3,410	22,741	19,375
Adjusted gross profit	428,037	394,306	1,671,523	1,523,745

Income before taxes	120,910	119,650	407,800	429,249
Victory wind down (1)	—	626	—	2,383
Acquisition-related costs (2)	2,447	5,939	7,766	22,737
Restructuring & realignment (3)	5,054	3,448	23,102	26,012
EPPL impairment (5)	—	3,601	—	27,048
Brammo (6)	—	—	—	(13,478)
Intangible amortization (7)	10,206	10,341	41,131	32,932
Other expenses (4)	3,317	2,529	20,016	7,539
Adjusted income before taxes	141,934	146,134	499,815	534,422

Net income attributable to PII	98,931	91,474	323,960	335,257
Victory wind down (1)	—	476	—	1,815
Acquisition-related costs (2)	1,864	4,528	5,918	17,327
Restructuring & realignment (3)	3,851	2,627	17,604	19,819
EPPL impairment (5)	—	2,744	—	25,069
Brammo (6)	—	—	—	(13,113)
Intangible amortization (7)	7,684	7,729	30,967	24,437
Other expenses (4)	2,528	3,850	15,252	8,960
Adjusted net income attributable to PII (8)	114,858	113,428	393,701	419,571

Diluted EPS attributable to PII	$1.58	$1.47	$5.20	$5.24
Victory wind down (1)	—	0.01	—	0.03
Acquisition-related costs (2)	0.03	0.07	0.10	0.27
Restructuring & realignment (3)	0.06	0.05	0.28	0.31
EPPL impairment (5)	—	0.05	—	0.39
Brammo (6)	—	—	—	(0.20)
Intangible amortization (7)	0.12	0.12	0.50	0.38
Other expenses (4)	0.04	0.06	0.24	0.14
Adjusted EPS attributable to PII (8)	$1.83	$1.83	$6.32	$6.56
(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for integration and acquisition-related expenses and purchase accounting adjustments
(3) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation
(4) Represents adjustments for class action litigation-related expenses and the impacts of tax reform

(5) Represents adjustments for the impairment of the Company's equity investment in Eicher-Polaris Private Limited (EPPL). This charge is included in Equity in loss of other affiliates (non-operating) on the Consolidated Statements of Income.

(6) Represents a gain on the Company's investment in Brammo, Inc. This gain is included in Other income (non-operating) on the Consolidated Statements of Income.
(7) Represents amortization expense for acquisition-related intangible assets
(8) The Company used its estimated statutory tax rate of 23.8% for the non-GAAP adjustments in 2019 and 2018, except for the non-deductible items and the tax reform related changes noted in Item 4

NON-GAAP RECONCILIATION OF SEGMENT RESULTS
(In Thousands), (Unaudited)
	Three months ended December 31,		Twelve months ended December 31,
SEGMENT SALES	2019	2018	2019	2018
ORV/Snow segment sales	$1,139,890	$1,060,458	$4,209,063	$3,919,417
Restructuring & realignment (3)	—	397	—	3,177
Adjusted ORV/Snow segment sales	1,139,890	1,060,855	4,209,063	3,922,594

Motorcycles segment sales	119,481	87,361	584,096	545,646
Victory wind down (1)	—	(490)	—	823
Adjusted Motorcycles segment sales	119,481	86,871	584,096	546,469

Global Adjacent Markets (GAM) segment sales	120,372	121,648	461,255	444,644
No adjustment	—	—	—	—
Adjusted GAM segment sales	120,372	121,648	461,255	444,644

Aftermarket segment sales	221,083	212,318	906,751	889,177
No adjustment	—	—	—	—
Adjusted Aftermarket sales	221,083	212,318	906,751	889,177

Boats segment sales	135,040	145,335	621,353	279,656
No adjustment	—	—	—	—
Adjusted Boats sales	135,040	145,335	621,353	279,656

Total sales	1,735,866	1,627,120	6,782,518	6,078,540
Total adjustments	—	(93)	—	4,000
Adjusted total sales	$1,735,866	$1,627,027	$6,782,518	$6,082,540

	Three months ended December 31,		Twelve months ended December 31,
SEGMENT GROSS PROFIT (LOSS)	2019	2018	2019	2018
ORV/Snow segment gross profit	$315,424	$282,495	$1,204,288	$1,113,908
Restructuring & realignment (3)	—	397	—	3,177
Adjusted ORV/Snow segment gross profit	315,424	282,892	1,204,288	1,117,085

Motorcycles segment gross profit	(1,639)	2,228	44,065	63,045
Victory wind down (1)	—	(377)	—	40
Restructuring & realignment (3)	(469)	45	(469)	1,220
Adjusted Motorcycles segment gross profit	(2,108)	1,896	43,596	64,305

Global Adjacent Markets (GAM) segment gross profit	35,088	33,063	129,939	116,583
Restructuring & realignment (3)	—	10	—	490
Adjusted GAM segment gross profit	35,088	33,073	129,939	117,073

Aftermarket segment gross profit	49,229	52,074	222,712	234,365
No adjustment	—	—	—	—
Adjusted Aftermarket segment gross profit	49,229	52,074	222,712	234,365

Boats segment gross profit	25,637	25,999	124,613	46,252
Acquisition-related costs (2)	—	—	—	3,130
Boats segment gross profit	25,637	25,999	124,613	49,382

Corporate segment gross profit	(395)	(4,586)	(76,835)	(72,953)
Restructuring & realignment (3)	5,162	2,958	23,210	14,488
Adjusted Corporate segment gross profit	4,767	(1,628)	(53,625)	(58,465)

Total gross profit	423,344	391,273	1,648,782	1,501,200
Total adjustments	4,693	3,033	22,741	22,545
Adjusted total gross profit	$428,037	$394,306	$1,671,523	$1,523,745

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for integration and acquisition-related expenses and purchase accounting adjustments
(3) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation

NON-GAAP ADJUSTMENTS
Fourth Quarter & Full Year 2019 Results & 2020 Full Year Guidance

Restructuring, Realignment and Acquisition Related Costs

Polaris announced in 2017 that it was making changes to its network to consolidate production and distribution of like products and better leverage plant capacity and embarked on a multi-phase supply chain transformation initiative to continue to leverage its supply chain as a strategic asset. Additionally, the Company has recorded acquisitions and integration related costs associated with the TAP and Boat Holdings acquisitions. For the fourth quarter of 2019, the Company has recorded combined costs totaling $8 million which was included as a NON-GAAP adjustment.

Intangible amortization related to acquisitions

As a result of the Boat Holdings acquisition, Polaris' amortization of intangible assets increased significantly on an annual basis. Given the significant increase in non-cash amortization associated with this acquisition along with intangible amortization from prior acquisitions, the Company has moved to an adjusted net income metric, excluding intangible amortization from all acquisitions. The Company believes this treatment will provide additional transparency into the true, ongoing earnings performance of its business. For the fourth quarter of 2019, Polaris included $10 million of intangible amortization related to acquisitions as a NON-GAAP adjustment.

Eicher-Polaris Joint Venture Impairment in India

Regulatory changes have negatively impacted the likelihood of success of the joint venture, and as a result, in late-February 2018, the Board of Directors of the joint venture approved the wind-down of the joint venture. For the full year ended December 31, 2018, Polaris has recorded charges totaling $27 million, including the impairment of the Company's equity investment in the Eicher-Polaris joint venture in India and wind down costs as a NON-GAAP adjustment. No costs were recorded in 2019.

2020 Adjusted Guidance

2020 guidance excludes the pre-tax effect of supply chain transformation, restructuring and network realignment costs of approximately $25 million to $30 million, and approximately $25 million to $30 million for class action litigation-related expenses. Intangible amortization of approximately $35 million related to all acquisitions has also been excluded. The Company has not provided reconciliations of guidance for adjusted diluted net income per share, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include restructuring and realignment costs and acquisition integration costs that are difficult to predict in advance in order to include in a GAAP estimate.

Contacts

Investor Contact: Richard Edwards 763-513-3477

Media Contact: Jess Rogers 763-513-3445